Exhibit 5.1

919 Third Avenue New York, NY 10022 212 935 3000 mintz.com

November 12, 2026

Lisata Therapeutics, Inc.
P.O. Box 173
Liberty Corner, New Jersey 07938

Ladies and Gentlemen:

We have acted as counsel to Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 22,801,406 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), consisting of up to (i) 22,378,380 shares of Common Stock issuable upon the conversion of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), issuable upon exercise of options to purchase shares of Series C Preferred Stock issued pursuant to the Marea Therapeutics, Inc. 2024 Stock Option and Grant Plan (the “Marea 2024 Plan”), and (ii) 423,026 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock issuable upon exercise of options to purchase shares of Series C Preferred Stock issued pursuant to the M2 Therapeutics, Inc. 2025 Stock Option and Grant Plan (the “M2 2025 Plan”, together with the Marea 2024 Plan, the “Plans”). In accordance with the Agreement and Plan of Merger, dated September 17, 2026 (the “Merger Agreement”), by and among the Company, Marea Therapeutics, Inc. (“Marea”), Mariner Merger Sub I, Inc. and Mariner Merger Sub II, LLC, upon the effective time of the Merger, each outstanding option to purchase shares of common stock of Marea (each, a “Marea Option”) originally granted under the Plans was assumed by the Company and was converted into, and became, a stock option to purchase shares of Series C Preferred Stock.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the prospectuses related to the Plans, (b) the Company’s amended and restated certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, (d) the Merger Agreement and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

BOSTON LOS ANGELES MIAMI NEW YORK SAN DIEGO SAN FRANCISCO TORONTO WASHINGTON MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ November 12, 2026 Page 2
This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.